n e w s r e l e a s e

FOR MORE INFORMATION CONTACT:

Investors:	Lisa Stoner - Humana Investor Relations; (502) 580-2652;
lstamper@humana.com
Media:	Mark Taylor - Humana Corporate Communications; (317) 753-0345;
MTaylor108@humana.com

Humana Elects Paul Smith and Frederick Crawford to Board of Directors

•Smith is the Chief Commercial Officer at Anthropic PBC and brings 30+ years scaling go-to-market strategies at the world's leading enterprise technology companies
•Crawford brings decades of experience as Chief Financial Officer of three publicly traded insurers, most recently serving as President and Chief Operating Officer of Aflac before his retirement

LOUISVILLE, KY (July 29, 2026) – Humana Inc. (NYSE: HUM) today announced that the Company’s Board of Directors has elected Paul Smith and Frederick Crawford as new Board members, effective immediately.
Smith is the Chief Commercial Officer at Anthropic, PBC where he leads commercial strategy and global go-to-market operations as the company scales to meet growing enterprise demand worldwide. He brings over 30 years of experience leading global go-to-market organizations through major technology transitions, from cloud computing to SaaS adoption, at some of the world’s largest enterprise technology companies. Before joining Anthropic, he served as Chief Commercial Officer and President of Global Customer and Field Operations at ServiceNow, and held senior leadership roles at Salesforce and Microsoft. He received his bachelor’s degree from the University of Plymouth in the UK.
Crawford brings deep financial and operational experience, having spent more than 30 years in the insurance and banking industries. He joined Aflac in 2015 as Executive Vice President and Chief Financial Officer, before being promoted to President and Chief Operating Officer in 2020, a role that included oversight of Aflac’s operations and expansion in key business areas, until his retirement in 2024. Before Aflac, Crawford served as Executive Vice President and Chief Financial Officer at two holding companies for insurance businesses – CNO Financial Group and Lincoln Financial Group. Earlier in his career, he spent more than a decade in banking, including at Bank One Corporation, covering the insurance industry. Crawford earned a Bachelor of Science in Business at Indiana State University and an MBA from the University of Iowa. He sits on the Board of Webster Financial Corporation as a member of both the Audit and Risk committees.
“We are pleased to welcome Paul and Fred to the Humana Board. Paul has deep experience guiding the world’s largest enterprises in responsibly adopting technology and AI at scale along with a strong track record in product development and client service, while Fred brings broad industry experience and financial expertise focused on disciplined capital allocation and risk management,” said Humana Chairman of the Board Kurt J. Hilzinger. “Paul and Fred are both proven, accomplished executives whose experiences will complement our Board’s expertise well. Their perspectives will be invaluable as we advance Humana’s long-term vision to become a consumer healthcare company.”
The election of Smith and Crawford brings the number of Humana directors to 13.
About Humana
Humana is a leading U.S. healthcare company. Through our Humana insurance services, and our CenterWell healthcare services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare, Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com.
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